Rider Clauses 32 to 45
to be deemed incorporated to the
Bareboat Charter Party
Dated 2nd August 2018
(the "Charter")
Between

BULK PODS LTD., as Charterers
and

S K TRANSPORTATION S.A., as Owners
in respect of the vessel

MV BULK PODS

32.    Delivery
(a)    The Charterers shall take delivery of the Vessel under this Charter simultaneously with delivery by the Charterers as sellers to the Owners as buyers under the MOA, and the Owners shall deliver the Vessel to the Charterers under this Charter in the same moment as the Owners take delivery of the Vessel under the MOA.

In the event that the Vessel is not delivered under the MOA or the MOA is cancelled, terminated or rescinded for any reason, this Charter shall automatically terminate without any liability between the parties hereunder.

(b)    For the avoidance of doubt, it is acknowledged that the Charterer, at the time of delivery of the Vessel under this Clause 32, owns any bunkers, unused lubricating and hydraulic oils and greases in storage tanks and unopened drums and unused stores and provisions (hereinafter referred to as the "Bunkers") remaining on board the Vessel on the delivery date and as a result the Owner and the Charterer will not settle the Bunkers at the time of delivery of the Vessel under this Charter.

33.	Conditions for delivery
Prior to delivery of the Vessel under this Charter, the parties shall exchange the following documents:

(i)	One (1) original Certificate of Good Standing or Secretarial Certificate, stating all Directors;

(ii)	certified copies of the corporate resolutions of the Owners and the Charterers approving the contents of and the entering into of the Charter and MOA;

(iii)	original, notarised and apostilled Power of Attorney granted by the Owners and the Charterers with respect to the representative(s) at closing and the persons signing this Charter and the MOA;

(iv)	Such other documents as each of the Owner and Charterer may reasonably require.

34.    Vessel’s condition on delivery
The Vessel shall be delivered under this Charter in the same condition and with the same equipment, inventory and spare parts as she is delivered to the Owners under the MOA. The Charterers know the Vessel’s condition at the time of delivery, and expressly agree that the Vessel's condition as delivered under the MOA is acceptable and in accordance with the provisions of this Charter. The Vessel shall be delivered to the Charterers under the Charter strictly "as is/where is", and the Charterers, throughout the Charter period, shall have no claim against the Owners under this Charter or otherwise as a result of the Vessel’s physical condition.

35.	Inspection on re-delivery of the Vessel (see also clauses 7)
In connection with the redelivery of the Vessel under the Charter, the Vessel shall not be dry-docked unless required by the Classification Society.

In lieu of dry-docking, Owners shall have the right to appoint a diver acceptable to the Classification Society to undertake an underwater inspection at a convenient port with due consultation between Owners and Charterers. Such divers’ inspection shall be carried out at Owners’ expense (unless damage affecting the class is found, in which case the Charterers shall bear the cost) and without interference to the Vessel’s normal operation.

Should such underwater inspection reveal damages that affect the class of the Vessel whereby such damage repairs cannot be made to the Vessel without dry-docking and the Classification Society will not grant an extension, then Vessel is to be dry-docked as soon as possible by Charterers to repair such damages to the Classification Society’s satisfaction at Charterers’ time and expense.

If in the opinion of the Classification Society the damages do not necessitate immediate dry-docking, then the Classification Society shall issue a certificate showing the extent and place of damage and Charterers shall repair same to the satisfaction of the Classification Society at next dry-docking, provided that such dry-docking is within the Charter Period. If the next Classification Society dry-docking is after the re-delivery of the Vessel under this Charter, the Charterers shall in their option (i) repair such damages before redelivery of the Vessel hereunder or (ii) provide the Owners with an agreed lump sum, (the Charterers and the Owners shall each select a reputable shipyard in the redelivery range and obtain from such shipyard a quotation for the cost of repairs of the damage. The estimated cost of repairs shall be refined as the average of the two quotations obtained from the two shipyards), a first class bank guarantee or sum a cash deposit to be provided, in the Charterers’ option, covering the expected costs of such repairs.

This Clause 35 shall not apply if the Charterers exercise their purchase option as set out in Clause 39.

The Vessel with everything belonging to her shall be at the Charterers’ risk and expense until she is redelivered to the Owners, but subject to the terms and conditions of this Agreement she shall be redelivered and taken over as she was at the time of joint surveys in accordance with clause 7 in this agreement, fair wear and tear excepted.

36.    Familiarisation
The Owners shall have a right to place two representatives on board the Vessel for familiarisation purposes twenty one (21) days prior to the redelivery of the Vessel to Owners under this charter. These representatives shall sign the Charterers’ usual indemnity form.

This Clause 36 shall not apply if the Charterers exercise their purchase option as set out in Clause 39.

37.    Owners’ Assignment, Performance Guarantee and Quiet Enjoyment Letter
The Owners shall have the right to assign to any and all mortgagees of the Vessel who are banks financing the Vessel any and all of the rights, benefits and interest of the Owners in and to this Charter, including but not limited to assignments of earnings and assignment of this Charter.

The Charterers is entitled to require a quiet enjoyment letter from the financiers of the Owners, in customary form for these transactions, and the Owners shall also agree to issue a quiet enjoyment letter to the Charterers.

Provided no event of default has occurred and is continuing under this Charter, the Owner undertakes that it will not interfere with the quiet use, operation, possession or enjoyment of the Vessel.

The performance of the Chartereres hereunder shall be guaranteed by Pangaea Logistics Solutions Ltd., whereas the performance of the Owners shall be guaranteed by Esuke Unyu. Ltd. The guarantees shall be in the format attached hereto as appendix B.

38.    Transfer of the Vessel

(a)
Any change of ownership of the Vessel or of the ownership of the Owners during the Charter Period shall require the Charterers' prior written approval which Charterers shall be at full discretion whether to grant of decline.

(b)
Each of the Owners and Charterers shall during the Charter Period be entitled to assign their position under the Charter to another third party entity. Such right shall be subject to (i) the prior written consent of each of the Parties respectively, such consent not be unreasonable withheld, and (ii) that the guarantees granted by Pangaea Logistics Solutions Ltd. and Esuke Unyu. Ltd. shall continue to remain in full force and effect irrespective of the said assignment(s) under the Charter. Each Party shall bear their own costs related to such assignment.

If, as a result of a change in law relating specifically to the circumstances of the Charterers and/or the Owners after the date of this Charter there would be material adverse economic consequences to the Charterers of them continuing to perform their obligations under the Charter the Charterers shall have the option, to novate this Charter to an Affiliate provided always that, notwithstanding such novation, this Charter would continue on identical terms (save for logical, consequential or mutually agreed amendments) and the Charter Guarantor shall remain jointly and severally liable with such Affiliate to the Owners for performance of all obligations by such Affiliate pursuant to this Charter after such novation.

The Charterers agree and undertake to enter into (and procure that such Affiliate and the Charter Guarantor enter into) or deliver to the Owners any such documents as the Owners (at its sole discretion) shall require in connection with such novation, including but not limited to such additional Security Documents and legal opinions as the Owners may require. Any documented costs or expenses whatsoever (including but not limited to legal costs) arising in relation to such novation and any conditions imposed by the Owners in giving their consent shall be borne by the Charterers.

39.    Charterers’ Purchase Option
Charterers’ option to purchase the Vessel at any time during the Charter, starting from end of 3rd year, or in case of a default hereunder by the Owners or Charterers, at any time during the Charter at following prices or pro rata of the current year:

The Purchase Option Price to be paid to the Owners upon delivery of the Vessel:
The Purchase Option Price = A - [ (A-B) / 365 x C]

Example purchase options after 5 years and 1 month (31 days):

USD 6,100,000 - [(6,100,000-4,200,000)/365 x 31) = USD 5,938,630

Where:
A: the amount indicted below for the end of the year immediately prior to the applicable delivery date;
B: the amount indicted below for the end of the year of such delivery date; and
C: the actual number of days from the beginning of the year to which the delivery date belongs:

(i)	at a price of USD 14,750,000 at the date of this Charter;

(ii)	at a price of USD 12,906,250 at the end of year 1 of this Charter;

(iii)	at a price of USD 11,062,500 at the end of year 2 of this Charter;

(iv)	at a price of USD 9,900,000 at the end of year 3 of this Charter;

(v)	at a price of USD 8,000,000 at the end of year 4 of this Charter;

(vi)	at a price of USD 6,100,000 at the end of year 5 of this Charter;

(vii)	at a price of USD 4,200,000 at the end of year 6 of this Charter;

(viii)	at a price of USD 2,300,000 at the end of year 7 of this Charter;

(ix)	at a price of USD 400,000 at the end of year 8 of this Charter;

In the Event a Default by Owners occurs, and is continuing according to the terms and conditions of this Charter, then the Charterers may exercise its Purchase Option earlier than 36 months after commence of the Charter.

The Charterers must give a minimum of 90 (ninety) days’ notice of their intention to buy the Vessel. The purchase price to be paid to the Owners upon delivery of the Vessel as per Clause 3 of the Memorandum of Agreement attached hereto as Appendix A. The Vessel shall be delivered as soon as possible after expiry of the 90 (ninety) days notice and Owners undertake to render the necessary assistance in order to achieve this. Once the purchase option has been exercised by Charterers, they may not withdraw same.

The Charterers shall accept the Vessel on an "AS IS, WHERE IS" basis and the Owners shall, take such steps to obtain and furnish such documents and take such other actions as the Charterers may reasonably request in order to facilitate the sale and re-registration of the Vessel under such flag as the Charterers may designate.

With respect to such sale, the Owners warrant that the Vessel at such sale shall be free of any encumbrances whatsoever and that the Owners have not committed any act or omission which would impair title to the Vessel and Owners hereby agree to indemnify and hold harmless Charterers in respect of any and all damages, costs, losses, liabilities and expenses whatsoever resulting from any breach of such warranty.

The terms and conditions of the form of the Memorandum of Agreement attached hereto as Appendix A shall govern the purchase of the Vessel as set out in this Clause 39.

Upon completion of such purchase of the Vessel as set out in this Clause 39, the Charter and all further rights and obligations of the parties hereunder (except for indemnities and other obligations that by their nature should survive the termination of this Charter) shall terminate.

40.	Insurance
(a)　 For the purposes of this Charter, the term "Total Loss" shall mean any actual or constructive or compromised or agreed or arranged total loss of the Vessel including any such total loss as may arise during a requisition for hire.

(b) The Charterers undertake with the Owners that throughout the Charter Period:-

(i) without prejudice to their obligations under Clause 13 hereof, they will keep the Vessel insured on the basis of the Institute Time Clauses (Hull) (or on such other terms as shall be reasonably acceptable to the Owners and their Mortgagee) with such insurers (including P&I and war risks associations) as shall be reasonably acceptable to the Owners with deductibles reasonably acceptable to the Owners and that any P&I association which is a member of the International Group of P&I Clubs and H&M underwriters with security rating A. The Charterers to provide such rating sheet annually to the owners. Charterers’ current H&M underwriters shall be deemed to be pre-approved (it being agreed and understood by the Charterers that there shall be no element of self-insurance or insurance through captive insurance companies without the prior written consent of the Owners);

(ii) the policies in respect of the insurances against fire and usual marine risks and the policies or entries in respect of the insurances against war risks shall, in each case, be endorsed to the effect that payment of a claim for a Total Loss will be made to the Owners (or the Mortgagees as assignees thereof) (who shall upon the receipt thereof apply the same in the manner described in Clause 40(e) hereof);

(iii) the Charterers shall procure that duplicates of all cover notes, policies and certificates of entry shall be furnished to the Owners for their custody, upon request;

(iv) the Charterers shall procure that the insurers and the war risk and protection and indemnity associations with which the Vessel is entered shall:

(A) furnish the Owners and Mortgagee with a letter or letter of undertaking in such form as may from time to time be reasonably required by the Owners, and

(B) supply to the Owners such information in relation to the insurances effected, or to be effected, with them as the Owners may from time to time reasonably require; and

(v) the Charterers shall procure that the policies, entries or other instruments evidencing the insurances are endorsed to the effect that the insurers shall give to the Owners not less than ten (10) days prior written notification of any amendment, suspension, cancellation or termination of the insurances, unless subject to any automatic termination/cancellation of cover provisions in the relevant insurances, in which event, if such insurances are automatically terminated/cancelled, Owners shall be advised promptly and Charterers shall immediately procure re-instatement or replacement insurances of those terminated/cancelled insurances.

(c) Notwithstanding anything to the contrary contained in Clauses 13 and 40 (b) hereof, the Vessel shall be kept insured during the Charter Period in respect of marine and war risks on hull and machinery basis for not less than the total insured value (H&M value, Hull Interest and freight interest) specified in column (b) in the table set out below in respect of the one-yearly period during the Charter Period specified in column (a) (on the assumption that the first such period commenced on the delivery date) against such amount (hereinafter referred to as the "Minimum Insured Value");

(a) (b)
Year     Minimum Insured Value

1	USD 16,225,000

2	USD 14,196,876

3	USD 12,168,750

4	USD 10,140,625

5	USD 8,112,500

6	USD 6,000,000

7	USD 4,200,000

8	USD 2,300,000

or the market value of the Vessel as between a willing seller and a willing buyer in charter-free condition (the "Market Value"), whichever is the higher. The following shall apply with respect to the Market Value: If Owners consider the Market Value to be higher than the Minimum Insured Value set out in table (b) above, but Charterers have not increased the insurance value compared to the Minimum Insured Value, Owners may, unless the parties agree on the Market Value, request Charterers to obtain a valuation of the Vessel's Market Value from Clarksons Shipbrokers or another reputable shipbroker agreed upon by Owners and Charterers. If the Market Value as determined by the appointed shipbrokers is lower or equal to the Minimum Insured Value at the material time, the costs of valuation to be borne by the Owners. If the Market Value as determined by the appointed shipbrokers is higher than the Minimum Insured Value at the material time, the costs of valuation to be borne by the Charterers, who shall also arrange for the necessary amendment of relevant insurances. Owners may request a valuation no more than once per 12 month period.

(d) If the Vessel becomes a Total Loss or becomes subject to Compulsory Acquisition, the chartering of the Vessel to the Charterers hereunder shall cease and the Charterers shall:-

(i) immediately pay to the Owners all hire, and any other amounts, which have fallen due for payment under this Charter and have not been paid as at up to the date on which the Total Loss or Compulsory Acquisition occurred as described below (the "Date of Loss") together with interest thereon as set out in Clause 11 (f) and shall cease to be under any liability to pay any hire, but not any other amounts, thereafter becoming due and payable under this Charter. All hire and any other amounts prepaid by the Charterers relating to the period after the Date of Loss shall be forthwith refunded by the Owners and any hire paid in advance to be adjusted/reimbursed:

　 (ii) For the purpose of ascertaining the Date of Loss:-

(A) an actual total loss of the Vessel shall be deemed to have occurred at noon (London time) on the actual date the Vessel was lost but in the event of the date of the loss being unknown the actual total loss shall be deemed to have occurred at noon (London time) on the date on which it is acknowledged by the insurers to have occurred;

(B) a constructive, compromised, agreed, or arranged total loss of the Vessel shall be deemed to have occurred at noon (London time) on the date that notice claiming such a total loss of the Vessel is given to the insurers, or, if the insurers do not admit such a claim, at the date and time at which a total loss is subsequently admitted by the insurers or the date and time adjudged by a competent court of law or arbitration tribunal to have occurred. Either the Owners or, with the prior written consent of the Owners (such consent not to be unreasonably withheld), the Charterers shall be entitled to give notice claiming a constructive total lose but prior to the giving of such notice there shall be consultation between the Charterers and the Owners and the party proposing to give such notice shall be supplied with all such information as such party may request; and

(C) Compulsory Acquisition shall be deemed to have occurred at the time of occurrence of the relevant circumstances described in Clause 25(b) hereof.

(e)
All moneys payable under the insurance effected by the Charterers pursuant to Clauses 13 and 40, or other compensation, in respect of a Total Loss or pursuant to Compulsory Acquisition of the Vessel shall be received in full by the Owners (or the Mortgagees as assignees thereof) and applied by the Owners (or, as the case may be, the Mortgagees):

FIRSTLY, in payment of all the Owners’ or the Charterers’ costs incidental to the collection thereof,

SECONDLY, in or towards payment to the Owners (to the extent that the Owners have not already received the same in full) of a sum equal to the Purchase Option Price as per the table in clause 39 immediately above, for the year in which the Date of Loss occurs and which shall be calculated pro rata per diem,

THIRDLY, the Owners, towards the payment of outstanding amount, if any, of that certain Loan Agreement entered into by and between The Yamaguchi Bank, Ltd. and the Owners, and

FORTHLY, in payment of any surplus to the Charterers by way of compensation for early termination.

(f) In respect of partial losses, any payment by Underwriters not exceeding USD 500,000 shall be paid directly to the Charterers who shall apply the same to effect the repairs in respect of which payment is made. Any moneys in excess of USD 500,000 payable under such insurance other than Total Loss shall be paid to the Charterers subject to the prior written consent of the Owners or the Owners’ bank but such consent shall not be unreasonably withheld. In the absence of such prior written consent the money shall be paid to the Owners or the Owners’ bank.

(g) The provisions of Clauses 13 and 40 hereof shall not apply in any way to the proceeds of any additional insurance cover effected by the Owners and / or the Charterers for their own account and benefit.

41.	Inconsistency

In case of any inconsistency between (i) the standard terms of this Charter and (ii) the amendments and Rider Clauses 32 - 45, the latter shall prevail.

42.        Charterers' Down Payment
In  consideration  of  achieving reduced monthly charter hire payments for the  duration  of  the Charter Period (eight (8) years), the Charterers shall, at the time of delivery of  the  Vessel,  pay to the Owners as prepayment  of  hire  the  sum  of  USD  2,000,000  (the "Charterers' Down Payment").

The Charterers' Down Payment shall be set off against the Purchase Price of the Vessel under the MOA and payment is subject to the delivery of the Vessel to the Owners as "buyers" from the Charterers as "sellers" under the MOA and also delivery of the vessel by the Owners to the Charterers under the Charter.

The Charterers' Down Payment shall be non-refundable except when there is an event of default by Owners  leading  to  Charterers being permanently deprived of the usage of the Vessel (irrespective of whether the Charter is formally terminated or not), in which case the Owners shall refund to the Charterers the amount of USD 20,833.33 per calendar month for each month, counting from the date of Charterers being deprived of the Vessel’s use of the Vessel up to what would have been, but for the deprivation, the end of the 8th year of the charter. Such refund shall be without prejudice to any right or claim the Charterers may have against the Owners as a result of such deprivation of use and/or default or termination.
The Charterers’ Down Payment is subordinated to the first priority mortgage.

43.        Loan Outstanding for Interest Portion
In the charter hire structure set out in Box 22, the Interest Portion shall be calculated by Owner’s Loan Outstanding in the table set out below, times (1.7% + 3-month USD LIBOR) times Number of days during next hire divided by 360days.
The 3-month USD LIBOR to be used is the one published by ICE LIBOR five (5) banking days prior to the hire payment due date.
Should the 3-month USD LIBOR published by ICE LIBOR turn negative, then zero (0) to be applied in calculation of hire payment.

1st Year	1st Month	14,750,000	2nd Year	13th Month	12,906,250
1st Year	2nd Month	14,596,354	2nd Year	14th Month	12,752,604
1st Year	3rd Month	14,442,708	2nd Year	15th Month	12,598,958
1st Year	4th Month	14,289,063	2nd Year	16th Month	12,445,313
1st Year	5th Month	14,135,417	2nd Year	17th Month	12,291,667
1st Year	6th Month	13,981,771	2nd Year	18th Month	12,138,021
1st Year	7th Month	13,828,125	2nd Year	19th Month	11,984,375
1st Year	8th Month	13,674,479	2nd Year	20th Month	11,830,729
1st Year	9th Month	13,520,833	2nd Year	21st Month	11,677,083
1st Year	10th Month	13,367,188	2nd Year	22nd Month	11,523,438
1st Year	11th Month	13,213,542	2nd Year	23rd Month	11,369,792
1st Year	12th Month	13,059,896	2nd Year	24th Month	11,216,146

3rd Year	25th Month	11,062,500	4th Year	37th Month	9,218,750
3rd Year	26th Month	10,908,854	4th Year	38th Month	9,065,104
3rd Year	27th Month	10,755,208	4th Year	39th Month	8,911,458
3rd Year	28th Month	10,601,563	4th Year	40th Month	8,757,812
3rd Year	29th Month	10,447,917	4th Year	41st Month	8,604,167
3rd Year	30th Month	10,294,271	4th Year	42nd Month	8,450,521
3rd Year	31st Month	10,140,625	4th Year	43rd Month	8,296,875
3rd Year	32nd Month	9,986,979	4th Year	44th Month	8,143,229
3rd Year	33rd Month	9,833,333	4th Year	45th Month	7,989,583
3rd Year	34th Month	9,679,687	4th Year	46th Month	7,835,937
3rd Year	35th Month	9,526,042	4th Year	47th Month	7,682,292
3rd Year	36th Month	9,372,396	4th Year	48th Month	7,528,646
5th Year	49th Month	7,375,000	6th Year	61st Month	5,531,250
5th Year	50th Month	7,221,354	6th Year	62nd Month	5,377,604
5th Year	51st Month	7,067,708	6th Year	63rd Month	5,223,958
5th Year	52nd Month	6,914,062	6th Year	64th Month	5,070,312
5th Year	53rd Month	6,760,417	6th Year	65th Month	4,916,667
5th Year	54th Month	6,606,771	6th Year	66th Month	4,763,021
5th Year	55th Month	6,453,125	6th Year	67th Month	4,609,375
5th Year	56th Month	6,299,479	6th Year	68th Month	4,455,729
5th Year	57th Month	6,145,833	6th Year	69th Month	4,302,083
5th Year	58th Month	5,992,187	6th Year	70th Month	4,148,437
5th Year	59th Month	5,838,542	6th Year	71st Month	3,994,792
5th Year	60th Month	5,684,896	6th Year	72nd Month	3,841,146
7th Year	73rd Month	3,687,500	8th Year	85th Month	1,843,750
7th Year	74th Month	3,533,854	8th Year	86th Month	1,690,104
7th Year	75th Month	3,380,208	8th Year	87th Month	1,536,458
7th Year	76th Month	3,226,562	8th Year	88th Month	1,382,812
7th Year	77th Month	3,072,917	8th Year	89th Month	1,229,167
7th Year	78th Month	2,919,271	8th Year	90th Month	1,075,521
7th Year	79th Month	2,765,625	8th Year	91st Month	921,875
7th Year	80th Month	2,611,979	8th Year	92nd Month	768,229
7th Year	81st Month	2,458,333	8th Year	93rd Month	614,583
7th Year	82nd Month	2,304,687	8th Year	94th Month	460,937
7th Year	83rd Month	2,151,042	8th Year	95th Month	307,292
7th Year	84th Month	1,997,396	8th Year	96th Month	153,646

44.         Charterers’ disclosure
Upon Owners and/or Financiers request, Performance Guarantor to provide audit report every year until charter expire.

45.         Confidentiality
The parties shall keep the negotiations and contents of this Charter and any information they may have received at any time in relation to the business, strategies or financial affairs of the other party in the strictest confidence (collectively, ”Confidential Information”). The parties may nevertheless disclose such Confidential Information (i) when required by law, regulatory rules and regulations, governmental authorities, accounting principles (U.S. GAAP) or relevant stock exchange rules, or (ii) to professional advisers (including, without limitation, legal, accounting and tax advisers) of the parties. This Clause 45 shall survive the termination or expiry of this Charter.

IN WITNESS HEREOF the Owners and the Charterers have signed and executed TWO COPIES of this Agreement the day and year first written.

S K TRANSPORTATION S.A.                BULK PODS LTD.
For the Owners:                  For the Charterers:

/s/Tokiharu Shinokawa________            /s/Gianni Del Signore________________

List of Appendices:

Appendix A:    Memorandum of Agreement for purchase option
Appendix B:     Form of performance guarantees